Exhibit 5.2

November 3, 2016

Gran Tierra Energy Inc.

200, 150-13th Avenue S.W.

Calgary, Alberta, Canada

T2R 0V2

Ladies and Gentlemen:

We currently act as counsel for Gran Tierra Energy Inc., a Delaware corporation (the “Company”). The Company registered under the Securities Act of 1933, as amended (the “Act”), the offer and sale of an aggregate of up to 16,500,000 shares of the Company’s common stock, par value $0.001 per share, pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2012, of which 6,805,895 shares of common stock remain available for offer or sale as of the date hereof (those shares remaining available, the “Shares”). The Shares may be issued from time to time in accordance with the terms of the Gran Tierra Energy Inc. 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Certificate of Incorporation and the Certificate of Conversion of the Company, both filed with the Secretary of State of the State of Delaware on October 31, 2016, and the Bylaws of the Company, adopted on October 31, 2016, (ii) the Registration Statement, (iii) certain resolutions adopted by the board of directors of the Company, (iv) the Plan, and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, that govern the awards to which the Shares relate, the Shares will be validly issued, fully paid and non-assessable.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

November 3, 2016 Page 2

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Form 8-K filed by the Company on November 3, 2016. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.